FRANKLIN TEMPLETON GROUP OF FUNDS
                        777 Mariners Island Boulevard
                         San Mateo, California 94404






February 28, 1996


Filed Via EDGAR (CIK #0000844040)
Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549

     Re:     FRANKLIN GOVERNMENT SECURITIES TRUST
               FILE Nos. 33-26051 and 811-5709

Gentlemen:

On behalf of the  above-referenced  Registrant,  submitted  herewith under the
EDGAR  system,   please  find   Post-Effective   Amendment  No.  8 to  the
Registrant's Registration Statement on Form N-1A (the "Amendment"), which is being filed under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended.

The filing has been made in order to bring the financial statements and other information up to date and to make certain other changes which were deemed appropriate.

As requested by the Division of Investment Management in a letter to investment company registrants, dated February 25, 1994, the Trust also states the following (applicable items are noted by an "X" mark):

            If applicable, the series being filed hereby are money market funds.

            _____ of such  money  market  funds the ()  Fund(s) is
            (are) taxable and the () Fund(s) is (are) non-taxable.

            This filing relates to a master/feeder arrangement.

            The Fund(s) may be marketed through banks, savings and loan associations, or credit unions.

            The Funds operations raise novel or complex issues of law or policy.

Pursuant to Rule 485(a), the Amendment will become effective on May 1, 1996.

Please direct any inquiries regarding this filing to the undersigned at (415) 312-2813 or the address shown above.

Sincerely yours,

FRANKLIN GOVERNMENT SECURITIES TRUST



Karen L. Skidmore
Assistant Vice President

KLS:le

cc:   Stradley, Ronon, Stevens & Young
      Glen Ceremony - Coopers & Lybrand L.L.P.
      Jane Baggs (2)
      Sharon Uriarte
      Trustees